NEW GOLD INC.

PRESS RELEASE

 Initial Underground Drill Results Very Encouraging

Up to 194 metres grading 1.75% Cu, and 1.08 grams Au/t

June 1 2005, Vancouver, British Columbia – New Gold Inc. (NGD:TSX/AMEX) (formerly DRC Resources Corp.) is pleased to announce a very encouraging first set of results from the ongoing 20,000 metre (m) underground diamond drill program at its Afton Copper-Gold Project, Kamloops, B.C., Canada.  This program is being completed from the Project’s underground exploration decline and is designed to complete the infill drilling necessary to confirm the validity of the current resource block model and (in conjunction with completion of a feasibility study) is expected to enable the Company to convert current resources into reserves.  The underground decline is being completed to a total length of 2,000m.

The current results are from four holes completed on Section 72E, and are shown in the attached table and figures.  Future results will be released on a sectional basis as the infill drilling is completed.  All copper equivalent grades are calculated using the following prices – Copper (Cu) US$0.85/lb; Gold (Au); US$375/oz; Silver (Ag) US$5.25/oz; and Palladium (Pd) US$200/oz.  This is consistent with the metal prices used in the existing independently calculated resource and is also consistent with metal prices used in preparation of the independent Scoping Study (2004 Behre Dolbear Advanced Scoping Study)

The highlights of these results are:

•

Individual intersections encountered include 194m (105m true thickness) grading 1.75% Cu and 1.08 grams per tonne (g/t) Au (2.55% Cu equivalent); and 30m (21m true thickness) grading 3.27% Cu and 2.39 g/t Au (5.00% Cu equivalent).

•

The weighted average for the principal mineralized intersections of the four holes was 1.50% Cu and 0.96 g/t Au (2.20% Cu equivalent) over 122m.

•

The underground exploration decline has now been advanced more than 950m and is ahead of schedule.  Ground conditions continue to be better than anticipated.

Upon releasing these results, President and CEO, Chris Bradbrook stated, “We are very encouraged by the start made to the infill drilling program.  We look forward to being able to systematically release additional infill drill results on a sectional basis in the near future, and thereafter as the year progresses.  This will allow direct comparison of the infill drilling to the resource model as the underground drilling progresses.”

The information obtained from the exploration decline and the underground diamond drill program will be used in completion of a feasibility study, which will determine the capital requirements and potential economics of developing a new underground mine to extract this resource.  The total planned budget for the decline, underground diamond drilling and feasibility study is $18 million over 18 months.  Work commenced in November, 2004.   The Company remains fully funded to complete this work which is under budget and ahead of schedule

NATURE OF MINERALIZATION

The currently defined Copper and Gold resource was outlined by approximately 100 diamond drill holes completed from surface.  Results for these holes are available in past press releases on the Company’s website (www.newgoldinc.com).  The outline of this mineralization is indicated on the attached plan view.  This plan indicates that mineralization occurs over a strike length in excess of 800m.

The resource was independently calculated from a kriged block model as part of an independent advanced scoping study conducted by Behre Dolbear in 2003 and updated in 2004 under the supervision of Behre Dolbear qualified person, James A. Currie, P.Eng.  At a cut-off of 0.70% Cu equivalent the Measured and Indicated Mineral Resource was calculated to be 68.7 Million Tonnes grading 1.68% Cu equivalent or 2.61 g/t Au equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd), which contains approximately 1.6 billion pounds of copper, and 1.9 million ounces of gold.  The scoping study suggested that the project has very robust economics at metal prices as low as US$0.85 per lb copper, and US$375 per ounce gold.

This block model indicated mineralization with a higher grade core containing in excess of 1.5% Cu equivalent, which represents the bulk of the resource.  This higher grade core is surrounded by a lower grade envelope.  The attached drawing of section 72E shows the location of this higher grade core and the limits of mineralization (which indicate the outer extent of detectable Cu and Au mineralization) as defined by the resource model.

It is important to note that these are the results of only one section.  A primary goal of the current underground diamond drill program is to fill informational gaps on all necessary sections such that the entire resource model can be tested and analyzed on a section-by-section basis.

SUMMARY OF RESULTS

The main intersections are summarized in the attached Table I.  The location of these holes and the mineralized intervals relative to the resource model are indicated on the attached cross section.  This diagram also indicates the locations where previous surface holes intersected the section.  Four underground holes were completed on the section for a total of 1704m.   The holes intersected the mineralized zone 40 – 100m apart.  All holes encountered a core zone of higher grade mineralization (>1.50% Cu equivalent) within a wider, lower grade envelope.  The limits of these intersections were defined using a 0.7% Cu equivalent cut-off.

Hole UA-05 intersected a principal zone of significant mineralization which was:  52m (41m true thickness) grading 0.97 % Cu; 0.85 g/t Au; 3.31 g/t Ag; 0.13 g/t Pd, (or 1.59% Cu equivalent).

Hole UA-06 intersected a wide principal zone of significant mineralization which was: 190m (131m true thickness) grading 1.39% Cu; 0.82 g/t Au; 2.55 g/t Ag; and 0.09 g/t Pd (or 1.97% Cu equivalent).  Within this interval a significantly higher grade intersection was encountered which contained 30m (21m true thickness) grading 3.27% Cu; 2.39 g/t Au; 9.15 g/t Ag; and 0.33 g/t Pd (or 5.00% Cu equivalent).

Hole UA-07 intersected the most significant principal zone of mineralization which was: 194m (105m true thickness) grading 1.75% Cu; 1.08 g/t Au; 5.71 g/t Ag; and 0.15 g/t Pd (or 2.55% Cu equivalent).  Within this interval was a slightly narrower and higher grade intersection which contained 164m (89m true thickness) grading 1.91% Cu; 1.22 g/t Au; 6.41 g/t Ag; and 0.18 g/t Pd (or 2.81% Cu equivalent).

Hole UA-08 intersected a zone of mineralization which was: 50m (12.0m true thickness) grading 1.48% Cu; 1.17 g/t Au; 5.82 g/t Ag; and 0.08 g/t Pd (or 2.31% Cu equivalent).

For Section 72E, the thickness, shape and grade distribution of this mineralization is generally consistent with the resource model.  The principal difference from the model was the location of the intersection of higher grade mineralization in UA-08, which was of a similar extent to that indicated in the model, but at a greater depth, suggesting a steeper dip for the mineralization on this section.  Copper and gold mineralization was encountered over a vertical distance of more than 300 metres and remains open in both up and down-dip directions.

The weighted average of the principal intersections of the four drill holes is 122m grading 1.50% Cu; 0.96 g/t Au; 4.23 g/t Ag; and 0.12 g/t Pd (or 2.20% Cu equivalent).

EXPLORATION DECLINE PROGRESSING WELL

The rate of progress on the exploration decline continues to be extremely encouraging.  To date the main portion of the decline has been advanced more than 950m, representing more than 75% completion of this part of the decline.  Additional underground crews will be brought to site in the near future in order to commence the excavation of an additional heading.  This will facilitate the completion of cross-cuts through the orebody in order to determine the most suitable mining methods and metallurgical characteristics of the mineralization.  The additional heading will be excavated simultaneously with the continued advancement of the main portion of the decline.  The total amount of planned underground decline work is 2,000m, indicating the project is approaching 50% completion.

QUALIFIED PERSON

These exploration results have been prepared and approved by Mike Hibbitts P.Geo., Vice President Exploration and Development for New Gold Inc. who is a Qualified Person under National Instrument 43-101.  He is therefore qualified to confirm the validity and veracity of these results.

A Quality Assurance/Quality Control Program (QA/QC) was established under the direction of Roscoe Postle Associates, an independent firm of geological and mining consultants based in Toronto, Ontario, Canada with offices in Vancouver, British Columbia and Rouyn-Noranda, Quebec.  Samples are analyzed at Eco Tech Laboratories of Kamloops, British Columbia, Canada.  Copper is analyzed through Aqua Regia digestion with AA finish.  Samples containing native copper are analyzed for “metallic” copper.  Gold is analyzed using a Fire Assay with an AA finish on a 30 gram sample.  The accuracy of analyses is constantly monitored by systematically submitting duplicate samples and control (or standard) samples to the Laboratory for analysis.

New Gold is in excellent financial condition with cash of more than $21 million (at 31/03/05) and no debt.  The company has only 14.4 million shares outstanding and 16.2 million shares fully diluted.

For further information on New Gold Inc. and the Afton Project, please contact:

Chris Bradbrook

President and Chief Executive Officer

New Gold Inc.

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 604-687-1629, Fax: 604-687-2845
Email: invest@newgoldinc.com
Website: www.newgoldinc.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995:  This release made may contain forward-looking statements that are affected by known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statements.  Such forward-looking statements herein represent management’s best judgment as of the date hereof based on information currently available.  The Company does not intend to update this information and disclaims any legal liability to the contrary. Cautionary Note to U.S. Investors concerning resource estimates.  This press release discusses the results of a scoping study, which is a “preliminary assessment” as defined in the Canadian NI 43-101, under which the use of inferred mineral resources is permitted under certain circumstances. The U.S. Securities and Exchange Commission regulations do not recognize any circumstances in which inferred mineral resources may be so used.  U.S. investors are cautioned not to assume that any part or all of an inferred resource category described as a ‘resource falling within the mine plan’ will ever be converted into ‘reserves’ within the definition of that term in SEC Industry Guide 7.  Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources.  This section uses the terms “measured” and “indicated resources.”  We advise U.S. investors that, while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

WARNING:  The Company relies upon litigation protection for “forward-looking” statements.

NEW GOLD INC.

TABLE 1
AFTON COPPER – GOLD PROJECT

RESULTS OF UNDERGROUND INFILL DRILLING
SECTION 72E

May 31, 2005

DDH	Azimuth*	Depth (m)	Dip*	From (m)	To (m)	Length (m)	True Thickness* (m)	Cu %	Au g/t	Ag g/t	Pd g/t	Cu Eq**
UA-05	**308**	**344**	**-38**	**138**	**190**	**52**	**41**	**0.97**	**0.85**	**3.31**	**0.13**	**1.59**
			Including	138	162	24	19	1.50	1.72	5.77	0.29	2.76
			And	180	190	10	8	1.39	0.28	2.94	0.01	1.60
UA-06	**309**	**441**	**-46**	**146**	**336**	**190**	**131**	**1.39**	**0.82**	**2.55**	**0.09**	**1.97**
			Including	146	220	74	51	1.24	0.98	2.14	0.09	1.93
			And	240	280	40	28	1.54	0.11	0.99	0.00	1.62
			And	306	336	30	21	3.27	2.39	9.15	0.33	5.00
UA-07	**311**	**423**	**-57**	**174**	**368**	**194**	**105**	**1.75**	**1.08**	**5.71**	**0.15**	**2.55**
			Including	174	338	164	89	1.91	1.22	6.41	0.18	2.81
UA-08	**308**	**496**	**-76**	**356**	**406**	**50**	**12**	**1.48**	**1.17**	**5.82**	**0.08**	**2.31**
Weighted Average of Principal Intersections						**122**		**1.50**	**0.96**	**4.23**	**0.12**	**2.20**

* Numbers rounded to nearest whole number
** Copper Equivalent

Price assumptions used to calculate Copper Equivalent – Cu = $0.85/lb; Au = $375/oz; Ag = $5.25/oz; Pd = $200/oz

New Gold Inc. - Afton Copper-Gold Project
Section 72 East - Viewed From West
Underground Infill Drilling Results
Compared to Resource Model

May 31, 2005

0 m
200 m
400 m
600 m
Open Pit Outline
AF63
AF65
2K07
2K08
2K04
2K11
2K10
UA-05
UA-06
UA-07
UA-08
AF22
AF36
AF38
AF35
200m N
Ref Line
200m S

Outline of Mineralization From 2004 Resource Block Model

Outline of Mineralization (limit of Detectable Cu & Au)

Kriged Cu Equivalent* (%)

Cu Eq > 1.50 %

* Using: Cu $0.85/lb; Au $375/oz; Ag $5.25/oz; Pd $200/oz

Diamond Drilling

UA-06 — Current Underground Infill Program

Current Intersections > 1.5% Cu Eq.

AF63 — Previous Surface Exploration Program

Underground Exploration Decline

New Gold Inc. - Afton Copper-Gold Project
Plan View Showing Surface Traces of Underground Infill Drilling

May 31, 2005

current advance
pit outline
UA-06
UA-05
UA-07
UA-08
ref line
high water mark
Section
16E
24
32
40
48
56
64
72
84
92E
0
100
200
300
metres
72E
84E
UA-06
UA-05
UA-07
Ref Line
UA-08
0
50
100
metres
Outline of Copper Mineralization (0.5% Cu Eq. Cut Off)
Decline Development
Planned
Completed
Underground Infill Diamond Drilling
UA-06
UA-05
UA-07
UA-08
Surface Traces of Holes